Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

Alabama Self Storage Facility for $8 Million

FOLEY, Ala. – September 15, 2015 –Strategic Storage Trust II, Inc. (SST II)— a public non-traded REIT that focuses on stabilized self storage properties —recently purchased a self storage facility consisting of approximately 1,050 units across 142,000 rentable square feet and 78 boat/RV spaces for approximately $8 million located at 8141 Highway 59 S. in the Gulf Coast city of Foley, Ala.

“We are pleased to close our 32nd acquisition into SST II,” said H. Michael Schwartz, chairman and CEO of SST II.

Built in 1985, the Alabama facility, which is located in Baldwin County, is approximately 91% occupied and was upgraded/expanded in 1996 and 2006. This facility provides easy access with grade level drive-up and climate control units. In addition, this property enjoys significant traffic flow and visibility in close proximity to regional retailers.

“Our #1 goal for this 23-building, 10-acre site is to complete capital improvements, including new roofs and drive areas, which will bring the facility to a new level,” said Wayne Johnson, chief investment officer for SST II. “We will also focus on customer service, efficient management and local marketing, which will improve operational performance.”

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 18,000 self storage units and approximately 2 million rentable square feet of storage space.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.